Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES

FIRST QUARTER 2021 RESULTS

THE WOODLANDS, Texas (April 30, 2021) / PRNewswire / - CSI Compressco LP (“CSI Compressco,” “CCLP” or the “Partnership”) (NASDAQ: CCLP) today announced first quarter 2021 results.

First Quarter 2021 Summary:

•	Total revenues for the first quarter 2021 were $65.7 million, compared to $71.1 million in the fourth quarter 2020.
•	Compression and related services revenue increased sequentially to $54.2 million in the first quarter 2021 compared to $52.6 million in the fourth quarter 2020.
•	Net loss was $14.5 million, including $0.4 million in non-recurring charges compared to a net loss of $23.0 million in the fourth quarter 2020 which included $7.6 million in non-recurring charges.
•

Adjusted EBITDA was $21.1 million compared to $26.2 million in the fourth quarter 2020. The first quarter of 2021 Adjusted EBITDA included a $0.5 million benefit from the sale of used equipment compared to a $5.8 million benefit in the fourth quarter 2020.

•	Distributable cash flow was $4.3 million compared to $7.7 million in the fourth quarter 2020.
•	Distribution coverage ratio was 8.9x in the first quarter 2021 compared to 15.9x in the fourth quarter 2020.
•	First quarter of 2021 distribution of $0.01 per common unit will be paid on May 14, 2021.

First Quarter 2021

“In the first quarter of 2021, we saw business activity stabilize at similar levels to the fourth quarter of 2020. Revenues, EBITDA and utilization were relatively flat after adjusting for the assets sales from the fourth quarter, which is traditionally a very lumpy business. More importantly, we saw the trends throughout the quarter improve, both in actual results and in forward looking quotes and activity. While we cannot predict with certainty the rest of the year’s performance, the trends give us optimism around our original thesis that 2021 will improve as the year progresses. Our customers appear more confident in their projected activity for the rest of the year and now appear to be executing around those plans. The overall impact of this customer activity, if it continues, is that in the second half of 2021 both the contract compression business and the aftermarket services business should begin to see improving utilization and margins that improve through the rest of the year” commented John Jackson, Chief Executive Officer of CSI Compressco.

“We remain excited about the future of the Partnership and the industry overall. While the improving market trends exist, we recognize that risks around results may persist during 2021, but we are optimistic about both the near-term activity levels and long-term future of the compression industry. Capital discipline, cost management and customer service are areas we continue to aggressively pursue as these are areas we can control. We expect to deliver the highest levels of service and performance to our customers as we have the people and assets in place that allow us to execute efficiently in any environment. We believe the natural gas business has a bright future and is a critical component of the energy infrastructure both today and in the transition in the energy markets in the years ahead.”

Positive net cash provided by operating activities was $9.6 million in the first quarter, compared to $7.0 million in the fourth quarter. Distributable cash flow in the first quarter was $4.3 million, resulting in a distribution coverage ratio of 8.9x

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Unaudited results of operations for the quarter ended March 31, 2021 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Q1-2021 v Q4-2020	Q1-2021 v Q1-2020
	(In Thousands, except percentage changes)
Net loss	$(14,465)	$(23,025)	$(13,630)	37%	(6)%
Adjusted EBITDA	$21,085	$26,185	$27,762	(19)%	(24)%
Distributable cash flow	$4,321	$7,653	$8,728	(44)%	(50)%
Net cash provided by operating activities	$9,614	$7,033	$13,357	37%	(28)%
Free cash flow	$5,135	$757	$6,874	578%	(25)%

As of March 31, 2021, total compressor fleet horsepower was 1,182,090 and fleet horsepower in service was 900,328 for an overall fleet utilization rate of 76.2% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.

Balance Sheet

Cash on hand at the end of the first quarter was $20.9 million. No amounts were drawn nor outstanding on the Partnership’s asset-based loan at the end of the first quarter. Our debt consists of $80.7 million of unsecured bonds due in August 2022, $400.0 million of first lien secured bonds due in 2025 and $157.2 million of second lien secured bonds due in 2026. Net loss for the twelve months ended March 31, 2021 was $74.7 million. Net leverage ratio at the end of the quarter was 6.1x.

Capital Expenditures - 2021 Expectations

We expect capital expenditures for 2021 to be between $30.0 million and $40.0 million. The forecast includes between $8.0 million and $12.0 million for new fleet additions. Maintenance capital expenditures are expected to be between $20.0 million and $24.0 million. Investments in the Helix digitally enhanced compression system and other technologies are expected to be between $2.0 million and $4.0 million.

First Quarter 2021 Cash Distribution on Common Units

On April 19, 2021, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2021 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit, on an annualized basis. This distribution will be paid on May 14, 2021 to each of the holders of common units of record as of the close of business on April 30, 2021. The distribution coverage ratio for the first quarter of 2021 was 8.9x.

Conference Call

CSI Compressco will host a conference call to discuss first quarter results today, April 30, 2021, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10154468, for one week following the conference call and the archived webcast will be available through CSI Compressco’s website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco's compression and related services business includes a fleet of approximately 4,900 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco’s general partner is owned by Spartan Energy Partners.

Forward-Looking Statements

This news release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: "anticipates," "assumes," "believes," "budgets," "could," "estimates," "expectations," "expects," "forecasts," "goal," "intends," "may," "might," "plans," "predicts," "projects," "schedules," "seeks," "should," "targets," "will," and "would." These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco's equipment and services and other statements regarding CSI Compressco's beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on the demand for oil and gas, operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing or refinancing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of Spartan Energy Partners; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner's incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$54,239	$52,568	$65,765
Aftermarket services	11,001	12,721	17,970
Equipment sales	470	5,835	1,700
Total revenues	$65,710	$71,124	$85,435
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$26,426	$26,707	$31,608
Cost of aftermarket services	9,517	10,951	16,245
Cost of equipment sales	317	5,540	1,883
Total cost of revenues	$36,260	$43,198	$49,736
Depreciation and amortization	18,530	20,561	19,670
Impairments of long-lived assets	—	6,493	—
Selling, general, and administrative expense	9,594	7,991	9,090
Interest expense, net	13,898	13,833	13,169
Other (income) expense, net	324	(783)	440
Loss before taxes and discontinued operations	$(12,896)	$(20,169)	$(6,670)
Provision for income taxes	1,507	1,273	196
Loss from continuing operations	$(14,403)	$(21,442)	$(6,866)
Loss from discontinued operations, net of taxes	$(62)	(1,583)	(6,764)
Net loss	$(14,465)	(23,025)	(13,630)
Net loss per basic and diluted common unit	$(0.30)	$(0.49)	$(0.28)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three-month periods ended March 31, 2021, December 31, 2020 and March 31, 2020:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
	(In Thousands, except Ratios)
Net loss	$(14,465)	$(23,025)	$(13,630)
Interest expense, net	13,898	13,833	13,169
Provision for income taxes	1,507	1,273	196
Depreciation and amortization	18,530	20,561	19,670
Impairments of fixed assets and inventory	—	6,493	—
Non-cash cost of compressors sold	360	5,568	1,809
Equity compensation	833	345	324
Bond exchange expenses	—	115	—
Severance	114	194	272
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—	—	5,625
Other	308	828	327
Adjusted EBITDA	$21,085	$26,185	$27,762

Less:
Current income tax expense	1,102	1,650	204
Maintenance capital expenditures	3,440	4,125	6,490
Interest expense	13,898	13,833	13,169
Severance and other	422	1,022	599
Plus:
Non-cash items included in interest expense	2,098	2,098	1,428
Distributable cash flow	$4,321	$7,653	$8,728

Cash distribution attributable to period	$484	$480	$478
Distribution coverage ratio	8.9x	15.9x	18.3x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the three-month periods ended March 31, 2021, December 31, 2020 and March 31, 2020:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
	(In Thousands)
Net cash provided by operating activities	$9,614	$7,033	$13,357
Capital expenditures, net of sales proceeds	(4,479)	(6,276)	(6,483)
Free cash flow	$5,135	$757	$6,874

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Consolidated	(In Thousands, except Margin %)
Revenue	$65,710	$71,124	$85,435
Loss before taxes and discontinued operations	$(12,896)	$(20,169)	$(6,670)
Adjusted loss margin before taxes and discontinued operations	(19.6)%	(28.4)%	(7.8)%
Adjusted EBITDA (Schedule B)	$21,085	$26,185	$27,762
Adjusted EBITDA Margin	32.1%	36.8%	32.5%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

(in thousands, except ratios)

Twelve Months Ended
Mar 31, 2021

Net loss	$(74,675)
Interest expense, net	55,197
Provision for income taxes	4,491
Depreciation and amortization	79,155
Impairments and other charges	15,470
Non-cash cost of compressors sold	11,363
Equity Compensation	1,898
Financing Fees	4,892
Severance	1,876
Other	2,419
Adjusted EBITDA	$102,086
EBITDA adjustments to comply with Credit Agreement	(490)
Adjusted EBITDA for Net Leverage Calculation	$101,596

Debt Schedule	Mar 31, 2021
7.25% Senior Notes	80,722
7.50% First Lien Notes	400,000
10.00%/10.75% Second Lien Notes	157,162
Asset Based Loan	—
Letters of Credit	1,779
Cash on Hand	(20,928)
Net Debt	$618,735

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	6.1x

Schedule F – Balance Sheet

	March 31, 2021	December 31, 2020
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,928	$16,577
Trade accounts receivable, net of allowances for doubtful accounts of $1,283 as of March 31, 2021 and $1,333 as of December 31, 2020	47,692	43,837
Inventories	32,683	31,188
Prepaid expenses and other current assets	7,961	5,184
Current assets associated with discontinued operations	32	39
Total current assets	109,296	96,825
Property, plant, and equipment:
Land and building	13,259	13,259
Compressors and equipment	980,406	975,375
Vehicles	7,675	7,692
Construction in progress	11,851	12,763
Total property, plant, and equipment	1,013,191	1,009,089
Less accumulated depreciation	(473,065)	(457,688)
Net property, plant, and equipment	540,126	551,401
Other assets:
Intangible assets, net of accumulated amortization of $31,452 as of March 31, 2021 and $30,711 as of December 31, 2020	24,316	25,057
Operating lease right-of-use assets	30,575	32,637
Deferred tax asset	10	10
Other assets	3,861	4,036
Total other assets	58,762	61,740
Total assets	$708,184	$709,966
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$23,109	$19,766
Accrued liabilities and other	45,807	36,070
Amounts payable to affiliates	3,291	3,234
Current liabilities associated with discontinued operations	279	345
Total current liabilities	72,486	59,415
Other liabilities:
Long-term debt, net	638,662	638,631
Deferred tax liabilities	1,869	1,478
Long-term affiliate payable	11,477	—
Operating lease liabilities	22,472	24,059
Other long-term liabilities	1,110	11,716
Total other liabilities	675,590	675,884
Commitments and contingencies
Partners’ capital:
General partner interest	(1,094)	(885)
Common units (47,971,240 units issued and outstanding at March 31, 2021 and 47,352,291 units issued and outstanding at December 31, 2020)	(24,462)	(10,055)
Accumulated other comprehensive income (loss)	(14,336)	(14,393)
Total partners’ capital	(39,892)	(25,333)
Total liabilities and partners’ capital	$708,184	$709,966

Investor Contact for further information:

Jon Byers

CSI Compressco LP,

The Woodlands, Texas,

Phone: (281) 364-2279,

jbyers@csicompressco.com

www.csicompressco.com